Exhibit 99.1

News Corporation
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N E W S R E L E A S E
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For Immediate Release Contact: Alice Macandrew: +44 (0) 20 7782 6013 Miranda Higham: +44 (0) 20 7782 6462

News Corporation names Tom Mockridge Chief Executive Officer of News International

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London, 15 July, 2011 - News Corporation today announced the appointment of Tom Mockridge to the role of Chief Executive Officer of News International. Mr Mockridge will assume responsibility for his new role with immediate effect following the resignation of Rebekah Brooks.

Mr Mockridge joins News International from Sky Italia where he has been Chief Executive Officer since launch in 2003. He was also Chief Executive European Television of News Corporation, overseeing News Corporation's television operations in Europe, outside of the UK.

Laura Cioli, Chief Operating Officer, and Domenico Labianca, Chief Finance Officer, will assume Mr Mockridge's responsibilities on an interim basis, reporting to James Murdoch, Deputy Chief Operating Officer and Chairman and CEO, International, News Corporation.

Prior to joining Sky Italia, Mr Mockridge was Chief Executive of the publicly-listed New Zealand company, Independent Newspapers, and Chairman of Sky New Zealand. He previously held various roles at Star Group Limited and spent three years as Chief Executive Officer of Foxtel, News Corporation's Australian pay TV joint venture. Mr Mockridge joined News Corporation in January 1991, working for Ken Cowley, Chairman and Chief Executive of the Australian newspaper company News Limited. Before that, he was a spokesperson in the Australian government. He started his career as a newspaper journalist in New Zealand. Mr Mockridge is also a non-executive director of BSkyB and a member of the Supervisory Board of Sky Deutschland.

James Murdoch, Deputy Chief Operating Officer and Chairman and CEO, International, News Corporation, said: "Tom is an outstanding executive with unrivalled experience across our journalism and television businesses. He has proven himself to be a very effective operator in his time at Sky Italia. Under his leadership, Sky has grown to become one of the world's most successful pay TV businesses, reaching close to 5 million homes and launching channels like TG24 which has set a new standard for independent journalism in Italy.

"I believe that Tom is the best person to move the company forward to a brighter future."

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of March 31, 2011 of approximately US$60 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.